UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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OMNI ENERGY SERVICES CORP.

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…weekly update from OMNI Energy President & CEO Brian Recatto

June 4, 2010

“Our strategic partnership with Wellspring is the culmination of a comprehensive process to address our balance sheet issues and will allow us to substantially improve our capital structure.” — Brian Recatto

This is a lengthy email. Please take some time now to read it carefully and completely.

Earlier today, OMNI announced a “definitive agreement” to be acquired by Wellspring Capital Management, a leading middle-market private equity firm that manages more than $2 billion of private equity capital. You can view the press release here.

Why are we doing this?

OMNI senior management, the special committee of the board of directors, and the board believe this transaction will be in the best interest of our shareholders. We believe it will also be advantageous for our employees, customers, and other stakeholders. There are three major advantages we see with this merger:

1.	As a private company we will have significantly reduced regulatory and reporting requirements. This will free up time, effort and resources (potentially more than $1.5 million annually in public company costs), which we can focus on improving our competitive position in the marketplace and achieving long-term growth. Simply put, it will give us balance sheet stability and the financial flexibility that we have lacked with the industry slowdown last year, and now the Gulf of Mexico drilling moratorium.

2.	As a publicly traded micro cap, we invested a lot of time and energy attempting to attract analyst coverage and institutional investors. Wellspring is a leading middle-market private equity firm and has one of the best performance track records in private equity. Additionally, Wellspring has an excellent track record in building value of its portfolio companies by providing strong financial and strategic support.

3.	Better attention and focus on the long term and strong financial support will allow us to aggressively work our strategic plan for growth. This will enable us to accelerate the accomplishment of the existing plan and apply resources and focus to set new targets for growth and innovation.

What does this mean?

In taking OMNI private, I do not anticipate any adjustments to our management team or other staffing. The senior management team and I will continue to direct day-to-day operations. Whereas OMNI was previously a “publicly-traded” company, equity capital is not quoted on a public exchange. Private equity consists of investors and funds that make investments directly into private companies or buyout public companies. Capital for private equity is raised from retail and institutional investors.

What’s next?

We announced the definitive agreement today, but the transaction will not be finalized until we go through a 30 day go-shop period where we will determine if any superior proposals surface. During this period, we will seek regulatory approval of the Wellspring merger. We will also make the required filings to seek shareholder approval at a special meeting, a process which could realistically take until the 4th quarter of this year.

You may see or hear stories about the transaction in the news, or get questions from customers or vendors. Please remember that Senior VP and CFO Ron Mogel and I are the only authorized spokespersons for OMNI. If anyone asks you questions related to the transaction, including customers, vendors, or the media, please refer them to OMNI corporate, 337/896-6664 or email info@omnienergy.com.

This is an exciting new day in the future of OMNI. We have accomplished a lot in our 12 years as a publicly traded company. I am looking forward to even brighter opportunities ahead for us with this merger.

Thanks for taking the time to read this in its entirety. Additional Frequently Asked Questions are answered below. We will provide additional updates and information on Team OMNI (team.omnienergy.com), and in our regular communication channels, Plugged In, and OMNI Talk. In addition, my doors are always open. If you have additional questions or concerns, please don’t hesitate to contact me. I will be visiting facilities over the summer to speak to employees about this face to face.

Thanks for all your hard work.

Geaux Tigers!

Brian

Frequently Asked Questions

Q.	This seems so sudden, why were we not involved in this decision?

A.	We are a public company and, as such, there are securities laws that prevented us from disclosing this to most of our employees until today.

Q.	Why do you believe this is in the employees’ best interest?

A.	Absent the cost and administrative effort required to be a micro-cap public company, we feel we will be in a better position to focus on growth and efficient execution of operations. (See “Why are we doing this?” above).

Q.	What does this do to my stock options?

A.	At closing, any options priced under $2.75 will be redeemed furnishing a cash payment in the amount of the difference between your option exercise price and $2.75 (less any withholding taxes required). Going forward, OMNI will continue to offer a total compensation package of competitive wages, benefits and incentives.

Q.	Where can I get more information on Wellspring?

A.	Wellspring has an array of portfolio companies, including Checkers Drive-In Restaurants (the largest double drive-thru restaurant chain in the U.S.), United Sporting Companies (a leading nationwide distributor of hunting, outdoor, marine and tackle products, serving over 30,000 independent retail customers), and several others. The company is headquartered in New York. You can find more information at wellspringcapital.com

Q.	Will the corporate office be relocating?

A.	OMNI Corporate will remain in Carencro, La.

Q.	How will this change the way I work?

A.	There should be no change in normal function. Employees should continue to focus on providing the same exceptional, safe value that we always have.

Q.	What about rumors I see and hear?

A.	Management will continue to provide updates and information on the progress of this transaction as it unfolds. Refer any questions or concerns from customers, vendors, media, or others to OMNI Corporate.

Safe Harbor Regarding Forward-Looking Statements

Forward-looking statements in this email are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the non-compliance with NASDAQ listing requirements and the possible delisting of OMNI’s securities, the ability of the Audit Committee of the Board of Directors of OMNI, with the assistance of management, to timely complete its internal review related to OMNI’s accounting for subordinated promissory notes in connection with certain acquisitions which occurred in prior periods, impact of the current economic climate, the efficacy of the I.M.P.A.C.T. ™ cleaning technology and receipt of its patent, the timely conversion of seismic drilling backlog into revenue, the acceptance and use of OMNI’s environmental cleaning services, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the ultimate outcome of pending litigation, the continued growth of our environmental and other services and equipment leasing business segments, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission (the “SEC”). In addition, there are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements including, but not limited to, the ability of OMNI to obtain shareholder approval of the merger, the possibility that the merger will not close or that the closing will be delayed, the merger transaction could involve unexpected costs, liabilities or delays, OMNI’s business could suffer as a result of uncertainty, if any, surrounding the merger transaction, contractual restrictions on the conduct of OMNI’s business set forth in the merger agreement, the potential loss of key personnel, the outcome of, or expenses associated with, any litigation which may arise in connection with the merger transaction. OMNI disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this email.

Important Additional Information Will be Filed With the SEC

OMNI plans to file with the SEC and mail to its shareholders a Proxy Statement and a Schedule 13E-3 in connection with the transaction. OMNI SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION.

Investors and security holders will be able to obtain free copies of the Proxy Statement, the Schedule 13E-3 and other documents filed with the SEC by OMNI (when available) through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of such documents from OMNI by contacting OMNI Energy Services Corp., 4500 N.E. Evangeline Thruway, Carencro, LA 70520, Attn: Corporate Secretary, telephone 337-896-6664.

OMNI and its directors and officers may be deemed to be participants in the solicitation of proxies with respect to the transactions contemplated by the merger agreement. Information regarding OMNI’s directors and executive officers is contained in OMNI’s Annual Report on Form 10-K for the year ended December 31, 2009 and its proxy statement dated April 30, 2010, each of which is filed with the SEC. You can obtain free copies of these documents from OMNI using the contact information set forth above. Additional information regarding interests of such participants will be included in the Proxy Statement and the Schedule 13E-3 that will be filed with the SEC and available free of charge as indicated above.